Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES G PREFERRED STOCK

OF

ASCENT SOLAR TECHNOLOGIES, INC.

Ascent Solar Technologies, Inc., a Delaware corporation, hereby certifies as follows:
FIRST:  Section 5.a of the Certificate of Designations of Preferences, Rights and Limitations of Series G Preferred Stock of the Company, filed with the Delaware Secretary of State on April 29, 2016, is hereby amended and restated in its entirety to read as follows:

a.
“Conversion Price” means a price per share of Common Stock equal to the lowest of (i) the fixed conversion price of $0.045 (the “Fixed Conversion Price”), (ii) 70% of the lowest VWAP of the Common Stock for the ten (10) consecutive trading day period prior to the Conversion Date or (iii) 70% of the lowest closing bid price of the Common Stock for the ten (10) consecutive trading day period prior to the conversion date, subject to adjustment herein. All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. “VWAP” means, for or as of any date, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.
SECOND:  The foregoing amendment has been duly adopted by the Board of Directors and the Series G Preferred stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 21st day of September, 2016.
ASCENT SOLAR TECHNOLOGIES, INC.

By:    /s/ Victor Lee
Victor Lee
President and Chief Executive Officer

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